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                                                                 EXHIBIT 10.3
                                  May 12, 1997



Mr. Larry Montgomery
President
Multimedia Games, Inc.
7335 S. Lewis, Suite 204
Tulsa, OK  74136

Dear Mr. Montgomery:

The purpose of this letter is to respond to your letter of April 30, 1997, and to clarify the position of the National Indian Gaming Commission (NIGC) with regard to the Memorandum of Understanding (MOU) entered into on April 9, 1997.

It is the duty of the NIGC to regulate lawful Indian gaming. It has been our practice in dealing with tribes to make every attempt to gain voluntary compliance with the law. We extend the same courtesy to you because you are contracting with tribes. Based on your letter of April 30, 1997, and further study of the specifications submitted describing the proposed MegaMania game, it is clear that we have not had a meeting of the minds with regard to the proposed changes to the MegaMania game.

On April 9, 1997, I entered into an MOU with Multimedia Games that outlined specific changes and timeframes for those changes to be made to MegaMania. My understanding from the information provided by you was that the modified MegaMania game involved simply the electronic communication of a live game of bingo.

I believed the changes agreed to in the MOU were designed to ensure that this be the case, that MegaMania be a live bingo game, conducted at an Indian bingo hall, and linked electronically to other Indian gaming facilities so that more persons from a variety of halls could participate in the game. The live bingo blower and the player participation requirements (that players daub their cards when matching balls are called and that players declare "bingo" to win) where included in the MOU to ensure that MegaMania would not be considered a Class III electronic facsimile of bingo under IGRA or a gambling device under the Johnson Act, but rather IGRA-sanctioned bingo enhanced by electronic aids.

Your letter of April 30, 1997, however, indicates that, due to problems in implementing the manual daubing feature agreed to in the MOU, you have decided not to implement this change. Your letter of April 30, 1997, states that:





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         [M]any Tribes have complained that installing a system whereby their customers are required to "manually" daub on the electronic player machines for MegaMania is creating problems for them. Their customers are extremely unhappy with this change and many have stopped playing.

You further indicate that neither "[t]he Tribes nor their customers see clearly that IGRA requires such manual action" and that:

         [t]he biggest problem seems to be that when players must manually daub during the play of MegaMania, they cannot also play a paper game simultaneously. There isn't time to manually daub the electronic card and the paper cards simultaneously.

You further state that:

         We have had previous comments from players that they have found it difficult to make decisions to "drop" or "keep" MegaMania cards if they are also daubing paper cards simultaneously in a regular bingo game.

Your letter indicates that in response to those "problems" you have "developed a MegaMania Proxy Player (MMP) that the customer can instruct to "daub" or
"keep" their MegaMania cards. . . ."  You state that "this software has been designed and the code has been written. It is in final test plan and we plan to introduce it soon." Finally, your letter states that:

         If a player opts to use the MMP, it will not only make "drop/keep" decisions but will daub those cards if the decision is to "keep." This will allow the customer to devote almost full time to daubing paper cards.

Clearly, this is not what was contemplated under the MOU. The MOU clearly states that Multimedia Games will alter the MegaMania game so that "[a]n act will be required by the card holder to daub the cards, after the numbers or objects are identified, rather than the present fully automatic system." Your development and planned implementation of the "MegaMania Proxy Player" software that automatically makes the decision for the player to drop or keep cards and automatically daubs the bingo cards violates the letter and spirit of the MOU. I consider this unilateral change of a key provision of the MOU a material breach of the MOU. Thus, the MOU is null and void and of no effect.





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Further, we are extremely concerned about allegations that the computer terminal used for MegaMania has been modified so that it is a gambling device. These allegations, along with statements by your counsel in unrelated litigation that MegaMania is a gambling device, requires us to review completely the game and the devices used to play it.

While I am no longer willing to work with your company pursuant to the terms outlined in the MOU, I am willing to review MegaMania to determine whether it qualifies as a Class II game once you have implemented all the changes that you believe are necessary. The modified game should be submitted to the NIGC for on-site physical examination and inspection prior to implementation of any changes and operation of the game. Accordingly, before July 15, 1997, we expect that Multimedia Games will submit its modified version of MegaMania to the NIGC for approval prior to any play of the game. Moreover, it is fully expected that Multimedia will cease operation of the current MegaMania game by July 15, 1997, unless there has been specific approval of the modified game based upon physical examination, inspection and legal analysis. Otherwise, Multimedia Games operation of MegaMania could become the subject of an enforcement action.

Determination of what modifications should be made to MegaMania is solely within the discretion of Multimedia Games. I believe I have made the concerns of the NIGC clear through this and previous correspondence. Thus, the NIGC will not participate in any further discussion nor otherwise suggest how MegaMania should be revamped. Likewise, there will be no prior approval of any of the proposed modifications to MegaMania.

                                                   Sincerely,



                                                   Ada E. Deer
                                                   Acting Chair





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